AMENDMENT NO. 1 TO THE INVESTMENT AGREEMENT


     This AMENDMENT NO. 1 TO THE INVESTMENT AGREEMENT (this "Amendment") is dated September 5, 2001, and entered into by and between THE RIGHT START, INC., a California corporation ("Right Start"), and ATHANOR HOLDINGS, LLC ("Athanor").


                                    RECITALS

     WHEREAS, Right Start and Athanor have entered into that certain Investment Agreement dated as of August 15, 2001 (the "Investment Agreement"), pursuant to which Athanor originally agreed to purchase 20,000 shares of Convertible Preferred Stock (as defined in the Investment Agreement) and Warrants (as defined in the Investment Agreement) in exchange for $20 million;

     WHEREAS, Right Start and Athanor have determined that Athanor will instead purchase (in lieu of the $20 million and corresponding equity set forth in the preceding paragraph) 11,918.815 shares of Series E Convertible Preferred Stock for $11,918,815 and a convertible subordinated pay-in-kind note due September 4, 2004, in the principal amount of $4,900,000 (the "Convertible Note") and to be purchased for such amount on the terms set forth herein;

     NOW, THEREFORE, in consideration of these premises, the agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:



                                    AGREEMENT

     1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Investment Agreement.

     2. Amendment to Section A of the Investment Agreement. Section A of the Investment Agreement is hereby deleted in its entirety and the following substituted therefor:

     "Athanor or its designee shall purchase for $11,918,815 payable as set forth below and Right Start shall sell 11,918.815 shares of convertible preferred stock of Right Start to be designated the "Series E Convertible Preferred Stock" (the "Convertible Preferred Stock") on the terms set forth in this Agreement. In exchange for Athanor's investment, Right Start shall issue its Convertible Preferred Stock which, when the conditions to conversion set


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forth below are met, shall automatically convert into 8,334,836 shares of common stock, no par value, of Right Start ("Common Stock"). Additionally, Athanor or its designee shall purchase for $4,900,000 payable as set forth below and Right Start shall sell the Convertible Note for $4,900,000 on the terms set forth in this Agreement. In exchange for Athanor's investment, Right Start shall issue the Convertible Note which, if the conditions to conversion set forth below are met, shall be convertible into 3,426,573 shares of Common Stock (based on a price of $1.43 per share).

     Except as set forth in the Investment Agreement and not hereby amended (including, but not limited to, the allocation of board of directors seats), holders of the Convertible Preferred Stock shall have no rights or privileges in preference over the holders of any other equity of Right Start (including the Common Stock) other than an aggregate liquidation preference equal to $11,918,815 payable after payment of any liquidation preference existing under any senior outstanding preferred stock of Right Start. Right Start shall use reasonable efforts (which specifically shall not include the payment of money) to obtain the approval from the holders of its Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, respectively, to permit the Convertible Preferred Stock to be issued pari passu in right of payment upon liquidation and payment of dividends to the Convertible Preferred Stock. Holders of the Convertible Preferred Stock shall have the right to vote as a separate class until such time as the outstanding Convertible Preferred Stock has an aggregate liquidation preference less than $4 million and with the holders of the Common Stock thereafter (with the number of votes of the Convertible Preferred Stock being calculated on an as-converted basis) with respect to any merger, acquisition or sale of all or substantially all assets to which Right Start is a party and any equity issuance by Right Start (other than the issuance of (i) 1,100,000 shares of its Common Stock issuable in connection with the bankruptcy of Zany Brainy, Inc. ("Zany"), (ii) 2,200 shares of its Series G Convertible Preferred Stock convertible into 2,200,000 shares of its Common Stock to affiliates of Kayne Anderson Investment Management and Fred Kayne at a purchase price of $2.50 per share, (iii) shares issuable upon conversion of its currently outstanding convertible equity and the 1,313,684 shares issuable upon conversion of Right Start's outstanding Senior Subordinated Pay-In-Kind Notes dues 2005, (iv) options, and shares issuable under such options, issued to directors or employees and (v) 1,800 shares of its Series F Convertible Preferred Stock convertible into 1,800,000 shares of Common Stock (the "Online Shares"), issued to owners of the online and internet business (the "Online Business") conducted through the license of Right Start's intellectual property (items i through v above, the "Approved Issuances"). Subject to the immediately following sentence, the Convertible Preferred Stock shall automatically convert into Common Stock (without a liquidation preference) immediately upon (and not before) (i) approval of the conversion feature in the Convertible Preferred Stock by Right Start's shareholders and (ii) authorization by Right Start's shareholders of sufficient additional Common Stock to permit such conversion; and Right Start shall use reasonable efforts (which specifically shall not include the payment of money) to obtain the approval set forth in items (i) and (ii) above from the holders of its Common Stock as soon as practicable but in no event later than six months from the date of this Agreement. To the extent that any convertible securities of Right Start (other than employee or director options, outstanding warrants to purchase Common Stock, the Convertible Preferred Stock or the Convertible Note) remain outstanding (the "Remaining Convertible Securities") at the time the Convertible Preferred Stock would otherwise automatically convert under the immediately preceding sentence, that portion of the Convertible Preferred Stock convertible into the number of shares of Common Stock issuable upon conversion of the Remaining Convertible Securities, shall not be converted except to the extent the Remaining Convertible Securities are later converted. Notwithstanding the foregoing, the parties agree that Athanor, at its option and from time to time, may convert any or all of its Convertible Preferred Stock into Common Stock once the conditions in (i) and (ii) above have been met regardless of whether any Remaining Convertible Securities remain outstanding, but that Convertible Preferred Stock outstanding because of the foregoing shall be automatically converted into Common Stock as, and to the extent, the Remaining Convertible Securities are converted into Common Stock.

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     The Convertible Note issued in accordance with the provisions  hereof shall be junior to all other indebtedness of Right Start, and shall be junior to all existing and future trade payables of Right Start. The Convertible Note shall accrue interest at an annual rate of 4% per year (the "Interest Rate") payable annually on September 4 of each year (each such date, an "Interest Payment Date"). Interest shall be paid in cash or, at the election of Right Start, through the issuance of additional notes (the "PIK Notes") in an aggregate principal amount equal to the amount of interest that would be payable if such interest were paid in cash. The PIK Notes shall be convertible into whole shares of Common Stock of Right Start, such conversion price for each PIK Note to be determined based on the average closing price of the Common Stock for the ten trading days prior to the Interest Payment Date for which such PIK Note is issued. In the event of conversion of any PIK Notes, the value of any fractional shares of Common Stock shall be paid in cash. On each such Interest Payment Date that the Company elects to deliver PIK Notes, the Company shall issue and deliver the PIK Notes to Athanor. Notwithstanding the subordination provisions of the Convertible Note, if on any Interest Payment Date Right Start is unable to pay interest in cash, the subordination provisions of the Convertible Note shall not prevent the payment of PIK Notes in lieu of such cash interest payment. All accrued but unpaid interest which should have been paid but for a default in payment shall, to the extent lawful, accrue interest at the Interest Rate. Each PIK Note shall be an additional obligation of the Company and shall be governed by and entitled to the benefits of, and shall be subject to the terms of the Agreement and shall rank pari passu with and be subject to the same terms (including the interest rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the issuance date, aggregate principal amount and the conversion price with respect to such PIK Notes which shall be calculated in the manner set forth above).

     At any  time,  and from  time to time,  prior to  September  4,  2004  (the
"Maturity Date"), Athanor shall have the right to convert the aggregate outstanding balance of the Convertible Note, including any accrued but unpaid interest, into Common Stock at a price of $1.43 per share, and any PIK Notes at the conversion price stated therein, provided that except in the case of a Material Event (as defined below) or a Redemption Notice (as defined below), such conversion right may not be exercised prior to September 4, 2002. Prior to and up to the Maturity Date, Right Start may redeem the aggregate outstanding balance of the Convertible Note and any PIK Notes, including any accrued but unpaid interest thereon, in whole but not in part, at a price equal to 105% of such aggregate outstanding balance, provided that the Convertible Note and any PIK Notes (i) may not be redeemed prior to September 5, 2002 and (ii) Athanor shall have 45 days from Right Start's notice of its intention to redeem the Convertible Note and the PIK Notes (a "Redemption Notice") to determine if it would like to exercise its conversion privilege in lieu of any such redemption by Right Start.

     Athanor shall have the right to convert the Convertible Note and the PIK Notes, in the case of certain Material Events as specified in the Convertible Note and defined below. Prior to September 4, 2002, Athanor may exercise its conversion privileges upon the approval by the Board of Directors for, or the actual occurrence of, and in each case prior to a vote of shareholders of the Company so that it may participate in any vote thereon, if any, and participate as a shareholder therein, in connection with (a) a transfer, sale, or other change of control of shares of, and shares convertible into, Common Stock representing at least 20% of all outstanding shares of, and shares convertible into, Common Stock (excluding shares of, and shares convertible into, Common Stock held by Athanor); provided that in the case of this item (a), the Athanor may exercise its conversion privileges prior to such transfer, sale or other change of control so that it may participate therein, (b) the liquidation, dissolution or winding up of the Company, (c) an Event of Default or an "Event of Default" (as defined in Right Start's Loan and Security Agreement with Wells Fargo Retail Finance, LLC, dated January 23, 2001, as amended from time to time, the "Wells Loan Agreement"), which, in each case, is continuing and has not been waived, or under any refinancing, extension or renewal of the Wells Loan Agreement, (d) a merger, consolidation or sale of all or substantially all of the Company's assets, (e) a proposal to the Company's shareholders that requires

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their approval  (other than (1) ordinary,  uncontested  directorship  elections, ratifications of accountants and other routine matters, (2) a proposal at the next occurring special meeting of shareholders of the Company to increase the size of the Company's stock option plans for management to an amount not in excess of 5,528,156 shares in aggregate amount of all options issuable under such plans, (3) approval of the acquisition of the assets of Zany Brainy, Inc., the amendment of the Company's articles of incorporation to authorize up to a total of 75 million shares of Common Stock for issuance, including in such total number additional shares of Common Stock for the specific issuances set forth in the Agreement related to the conversion feature of the Company's Series E Convertible Preferred Stock, the Convertible Note, the PIK Notes, the Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock, (4)
the   reincorporation   of  the   Company  in  Delaware   (provided   that  such
reincorporation proposal shall not be submitted to the shareholders of the Company if the reincorporation will have a materially adverse tax consequence to the Company or its shareholders), and (5) the change of corporate name of the Company to "Right Start Zany Brainy, Inc.") or (f) other material corporate transaction (but excluding redemption of the Company's Series A Mandatorily Redeemable Preferred Stock for an amount in cash not exceeding its aggregate liquidation preference) (any of the foregoing (a) through (f), a "Material Event").

     The parties hereto covenant and agree to promptly execute, and Right Start covenants to promptly deliver to Athanor, the Convertible Note containing the provisions set forth above and other customary conditions for an instrument such as the Convertible Note. Right Start also covenants to obtain (i) the prompt consent of any creditors of Right Start and of the holders of any series of Preferred Stock of Right Start, in each case as required, to the issuance of the Convertible Note on the terms set forth herein; (ii) approval of the conversion feature in the Convertible Note (including in the PIK Notes) by Right Start's shareholders, and each of the classes of Right Start securities, as required; and (iii) authorization by Right Start's shareholders of sufficient additional Common Stock to permit the conversion of the Convertible Note and of the maximum number of PIK Notes issuable pursuant to the Convertible Note. Right Start covenants and agrees that it shall use reasonable efforts (which specifically shall not include the payment of money) to obtain the approval set forth in items (ii) and (iii) above from the holders of its Common Stock as soon as practicable but in no event later than six months from the date of this Agreement.

     Right Start represents and warrants that upon obtaining the approvals set forth in items (i), (ii) and (iii) of the preceding paragraph, there shall be no other consents required for the valid issuance of the Convertible Note and that the Convertible Note shall represent the valid and legally binding obligation of Right Start enforceable in accordance with its terms."

     3. Amendment to Section B of the Investment Agreement. The last paragraph of Section B of the Investment Agreement is hereby deleted in its entirety and the following substituted therefore:

     "Right Start agrees that it will not issue additional shares of its equity or securities convertible into or exercisable for its equity (other than the Approved Issuances simultaneously with the issuance of the Convertible Preferred Stock and the Convertible Note) without the consent of Athanor."

     4. Amendment to Section D of the Investment Agreement. Section D of the Investment Agreement is hereby deleted in its entirety and the following substituted therefor: "Right Start shall acquire the Online Business in exchange for 1,800 shares of its Series F Convertible Preferred Stock convertible into 1,800,000 shares of its Common Stock (valued at the closing bid of $2.22 per share on August 15, 2001), such Series F to be junior in all respects to every

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other series or class of Right Start equity other than the Common Stock,  within a reasonable time after the date of this Agreement but in any event not later than October 15, 2001."

     5. Amendment to Section E of the Investment Agreement. The last paragraph of Section E of the Investment Agreement is hereby deleted in its entirety and the following substituted therefor:

     "The parties agree that the Escrow Agreement executed between them and Union Bank of California, N.A. dated as of August 27, 2001 is consistent with this Agreement and reasonably acceptable to both parties. The parties have executed and delivered to the escrow agent the Joint Escrow Instruction Letter (the "Joint Instructions"), as amended and supplemented, in the form previously agreed to by the parties. Right Start covenants and agrees promptly upon receipt of funds from Escrow to apply such funds to cause the Closing to occur simultaneously with the release of such funds and covenants and agrees that no later than the transmission of the Joint Instructions, Right Start shall have received directly, or shall have caused to be released from an escrow account, $5.5 million pursuant to the issuance of the Series G Convertible Preferred Stock and that all such $5.5 million shall be applied to cause the Closing to occur; provided, however, that if the Closing and necessary issuances of Right Start equity and the Convertible Note (as set forth herein) have not occurred on or before 3:00 P.M. Pacific Standard Time on September 19, 2001, then the Escrow Agent shall release the monies in Escrow to Athanor."

     6. Amendments to the Certificate of Determinations of the Series E Convertible Preferred Stock; Other Filings. Right Start covenants that it shall not issue additional shares of the Series E Convertible Preferred Stock, other than those shares issued pursuant to this Agreement, without the consent of the holders of the majority of shares of the Series E Convertible Preferred Stock then outstanding, in addition to any other consents required under Right Start's organizational documents. Right Start shall also cause to be filed, on a timely basis, any and all filings required to be filed by Right Start or Zany in connection with the transactions contemplated under this Amendment, the Investment Agreement, the Stockholders Agreement, as amended, or the acquisition by Right Start of the assets of Zany (i) by the State of California or any other State and (ii) under the federal securities laws.

     7. Exhibit A. Exhibit A attached to this Amendment is hereby made Exhibit A to the Agreement.

     8. Series G to be Junior to or Pari Passu with Series E; Consent to Certain Issuances. Notwithstanding the provisions of the Certificate of Determinations of the Series E Convertible Preferred Stock of Right Start (the "Series E"), Athanor hereby agrees that the Series G Convertible Preferred Stock of Right Start shall rank on a parity with the Series E upon a liquidation, dissolution or winding up of Right Start. Notwithstanding the provisions of the Certificate of Determinations of the Series E, Athanor hereby consents to the Approved Issuances. Right Start agrees that the Certificate of Determinations for the Series G Convertible Preferred Stock shall cause the Series G Convertible Preferred Stock to rank either junior to, or on a parity with, the Series E Convertible Preferred Stock in all respects and that the Certificate of

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Determinations  for the Online  Shares  shall  cause the  Online  Shares to rank junior in all respects to the Series E Convertible Preferred Stock.

     9. Notices. Any communication, demand or notice to be given hereunder, or under any security delivered pursuant hereto, will be duly given when delivered in writing or by telecopy to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto. Such notice must be followed by notice via telephone informing the receiving party of the telecopy and, thereafter written notice should be sent to be received by the non-noticing party within three business days via registered mail, or by the next business day via overnight mail. A communication, demand or notice given pursuant to this Agreement shall be addressed:

                             If to Athanor to:

                             Athanor Holdings, LLC
                             9130 Sunset Blvd.
                             Los Angeles, CA 90069
                             Attention: Ken Abdalla
                             Tel: (310) 789-7215
                             Fax: (310) 789-7218

                             and to:

                             Mr. Vincent Smith
                             8001 Irvine Center Drive, Suite 200
                             Irvine, CA 92618
                             Tel: (949) 754-8478
                             Fax: (949) 753-5015


                             with required copies to (which, in and of itself, shall not constitute notice):

                             Sullivan & Cromwell
                             1888 Century Park East, Suite 2100
                             Los Angeles, CA 90067
                             Attention: Alison R. Ressler, Esq.
                             Tel: (310) 712-6600
                             Fax: (310) 712-8800

                             and to:

                             Skadden, Arps, Slate, Meagher & Flom
                             300 South Grand Avenue
                             Los Angeles, CA 90071
                             Attention: Rod Guerra, Esq.
                             Tel: (213) 687-5000
                             Fax: (213) 687-5600

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                             If to Right Start to:

                             The Right Start, Inc.
                             26610 Agoura Road, Suite 250
                             Calabasas, CA 91302
                             Attention: General Counsel
                             Tel: (818) 735-7252
                             Fax: (818) 735-7242

                             with required copy to (which, in and of itself, shall not constitute notice):

                             Fulbright & Jaworski
                             865 South Figueroa Street, 25th Floor
                             Los Angeles, CA 90017
                             Attention: Victor Hsu, Esq.
                             Tel:  (213) 892-9200
                             Fax: (213) 680-4518


     10. Effect of Amendment; Ratification. From and after the date of this Amendment, all references in the Investment Agreement to the Investment Agreement shall mean the Investment Agreement as amended hereby. The terms and provisions set forth in this Amendment are in addition to and supplemental to the terms and provisions set forth in the Investment Agreement and the terms and provisions of the Investment Agreement are hereby ratified and confirmed, together with the terms and provisions set forth in this Amendment, and are and shall continue in full force and effect.

     11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery via facsimile of an executed counterpart of a signature page of this Amendment shall be effective as delivery of a manually-executed counterpart of this Amendment.

     12. Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California, without regard to conflicts of laws principles.

                  [Remainder of Page Intentionally Left Blank]


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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Investment Agreement to be duly executed by a duly authorized officer as of the date first above written.



THE RIGHT START, INC.


By: /s/ Jerry R. Welch
Jerry R. Welch
Chairman and Chief Executive Officer


ATHANOR HOLDINGS, LLC



By: /s/ Kenneth Abdalla
Kenneth Abdalla
Manager



By: /s/ Vincent Smith
Vincent Smith
Manager

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